EXHIBIT 99.1

FreightCar America, Inc. Reports Third Quarter 2018 Results

Pricing, product mix and steel costs impact results for the quarter; Company reaffirms full year delivery estimates and targeted savings guidance from ‘Back to Basics’ program

CHICAGO, Oct. 31, 2018 (GLOBE NEWSWIRE) -- FreightCar America, Inc. (NASDAQ: RAIL) today reported results for the third quarter ended September 30, 2018.

Highlights for the Quarter

  Third quarter revenue of $79.0 million on deliveries of 888 units
  Third quarter net loss of $6.2 million, or $0.50 per diluted share
  Total cash, cash equivalents, restricted cash equivalents, marketable securities and restricted certificates of deposit of $65.6 million at September 30, 2018
  Backlog now totals 1,911 railcars with an aggregate value of approximately $167 million
  Announced Dan Wallace as Vice President and General Manager, Leasing
  Company reaffirms guidance to reduce cost of goods sold per railcar by $4,000 to $5,000 by year end and deliver 4,250 to 4,500 railcars for fiscal 2018

"While we continue to be very encouraged by the progress we are making in our ‘Back to Basics’ business transformation, we experienced several challenges this quarter,” said Jim Meyer, President and Chief Executive Officer of FreightCar America. "More specifically, the quarter was impacted by industry pricing that remains extremely challenging, combined with material supply constraints and higher costs. In addition, our productivity levels were temporarily impacted by major line changeovers and planned upgrades at our Shoals facility.”

Meyer concluded, “As we continue to accelerate the operational and cost reduction components of ‘Back to Basics’, we are also placing significant effort on refining and enhancing our product portfolio to more fully participate in the market. This kind of holistic transformation may generate uneven performance in the near term, but we strongly believe in the steps we are taking to position ourselves for long term success."

Third Quarter Results

  Consolidated revenues were $79.0 million in the third quarter of 2018 compared to $72.0 million in the same quarter of 2017. The Company delivered 888 railcars in the third quarter of 2018, which included 498 new railcars and 390 rebuilt railcars. This compares to 829 railcars delivered in the third quarter of 2017, all of which were new railcars.

  The Company had a diversified backlog totaling 1,911 railcars at September 30, 2018, valued at approximately $167 million.

  Consolidated operating loss for the third quarter of 2018 was $8.7 million compared to an operating loss of $18.7 million for the third quarter of 2017.

  Net loss in the third quarter of 2018 was $6.2 million, or $0.50 per diluted share, compared to a net loss of $11.6 million, or $0.94 per diluted share, in the third quarter of 2017.

  Cash, cash equivalents, restricted cash equivalents, marketable securities and restricted certificates of deposit were $65.6 million as of September 30, 2018, compared to $136.4 million as of December 31, 2017. The decrease in cash was primarily driven by Company-funded deliveries of leased railcars into its short-term lease fleet and higher accounts receivable due to deliveries near the end of the third quarter.

Third Quarter 2018 Conference Call & Webcast Information

The Company will host a conference call and live webcast on Thursday, November 1, 2018 at 11:00 a.m. (Eastern Daylight Time) to discuss the Company’s third quarter 2018 financial results. To participate in the conference call, please dial (800) 288-8976, Confirmation Number 455937.  Interested parties are asked to dial in approximately 10 to 15 minutes prior to the start time of the call. The live audio-only webcast can be accessed at:

Event URL: https://im.csgsystems.com/cgi-bin/confCast
Conference ID#: 455937

If you need technical assistance, call the toll-free AT&T Conference Casting Support Help Line at (888) 793-6118. Please note that the webcast is listen-only and webcast participants will not be able to participate in the question and answer portion of the conference call.  An audio replay of the conference call will be available beginning at 1:00 p.m. (Eastern Daylight Time) on November 1, 2018 until 11:59 p.m. (Eastern Standard Time) on December 1, 2018.  To access the replay, please dial (800) 475-6701.  The replay pass code is 455937.  An audio replay of the call will be available on the Company’s website within two days following the earnings call.

About FreightCar America, Inc.

FreightCar America, Inc. manufactures a wide range of railroad freight cars, supplies railcar parts and leases freight cars through its JAIX Leasing Company subsidiary. FreightCar America designs and builds high-quality railcars, including coal cars, bulk commodity cars, covered hopper cars, intermodal and non-intermodal flat cars, mill gondola cars, coil steel cars and boxcars. It is headquartered in Chicago, Illinois and has facilities in the following locations: Cherokee, Alabama; Grand Island, Nebraska; Johnstown, Pennsylvania; Roanoke, Virginia; and Shanghai, People’s Republic of China. More information about FreightCar America is available on its website at www.freightcaramerica.com.

Forward Looking Statements

This press release may contain statements relating to our expected financial performance and/or future business prospects, events and plans that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. These potential risks and uncertainties include, among other things: risks relating to the Shoals facility, including the facility not meeting internal assumptions or expectations and unforeseen liabilities from Navistar; the cyclical nature of our business; adverse economic and market conditions; fluctuating costs of raw materials, including steel and aluminum, and delays in the delivery of raw materials; our ability to maintain relationships with our suppliers of railcar components; our reliance upon a small number of customers that represent a large percentage of our sales; the variable purchase patterns of our customers and the timing of completion, delivery and customer acceptance of orders; the highly competitive nature of our industry; the risk of lack of acceptance of our new railcar offerings by our customers; and the additional risk factors described in our filings with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

FreightCar America, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	September 30,	December 31,
	2018	2017
	(In thousands)
Assets
Current assets
Cash, cash equivalents and restricted cash equivalents	$32,876	$87,788
Restricted certificates of deposit	5,452	5,720
Marketable securities	27,262	42,917
Accounts receivable, net	38,886	7,581
Inventories, net	62,693	45,292
Inventory on lease	37,778	5,550
Other current assets	5,453	5,099
Total current assets	210,400	199,947

Property, plant and equipment, net	47,273	38,253
Railcars available for lease, net	27,903	23,434
Goodwill	21,521	21,521
Deferred income taxes, net	14,256	9,446
Other long-term assets	3,150	3,303
Total assets	$324,503	$295,904

Liabilities and Stockholders’ Equity
Current liabilities
Accounts and contractual payables	$42,498	$23,329
Accrued payroll and other employee costs	1,360	1,809
Reserve for workers’ compensation	3,616	3,394
Accrued warranty	9,526	8,062
Customer deposits	3,000	362
Deferred income state and local incentives, current	2,219	2,219
Deferred rent, current	6,466	178
Other current liabilities	1,273	964
Total current liabilities	69,958	40,317
Accrued pension costs	4,914	5,763
Accrued postretirement benefits, less current portion	5,294	5,556
Deferred income state and local incentives, long-term	7,496	9,161
Deferred rent, long-term	17,114	2,988
Accrued taxes and other long-term liabilities	405	387
Total liabilities	105,181	64,172

Stockholders’ equity
Preferred stock	—	—
Common stock	127	127
Additional paid in capital	89,854	90,347
Treasury stock, at cost	(9,668)	(12,555)
Accumulated other comprehensive loss	(7,459)	(7,567)
Retained earnings	146,468	161,380
Total stockholders’ equity	219,322	231,732
Total liabilities and stockholders’ equity	$324,503	$295,904

FreightCar America, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(In thousands, except for share and per share data)

Revenues	$78,968	$72,025	$228,684	$330,233
Cost of sales	82,806	79,947	228,279	323,104
Gross (loss) profit	(3,838)	(7,922)	405	7,129
Selling, general and administrative expenses	5,448	10,734	21,829	23,686
Gain on sale of facility	(573)	—	(573)	—
Restructuring and impairment charges	—	59	—	1,785
Operating loss	(8,713)	(18,715)	(20,851)	(18,342)

Interest expense and deferred financing costs	(26)	(27)	(85)	(99)
Other income	452	335	1,421	219
Loss before income taxes	(8,287)	(18,407)	(19,515)	(18,222)
Income tax benefit	(2,115)	(6,793)	(4,603)	(6,798)
Net loss	$(6,172)	$(11,614)	$(14,912)	$(11,424)

Net loss per common share – basic	$(0.50)	$(0.94)	$(1.20)	$(0.92)

Net loss per common share – diluted	$(0.50)	$(0.94)	$(1.20)	$(0.92)

Weighted average common shares outstanding -
basic	12,325,718	12,293,998	12,316,497	12,282,522

Weighted average common shares outstanding -
diluted	12,325,718	12,293,998	12,316,497	12,282,522

Dividends declared per common share	$—	$0.09	$—	$0.27

FreightCar America, Inc.
Segment Data
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(In thousands)		(In thousands)
Revenues:
Manufacturing	$75,162	$69,842	$217,946	$323,649
Corporate and Other	3,806	2,183	10,738	6,584
Consolidated revenues	$78,968	$72,025	$228,684	$330,233

Operating loss:
Manufacturing	$(5,906)	$(10,028)	$(8,014)	$(451)
Corporate and Other	(2,807)	(8,687)	(12,837)	(17,891)
Consolidated operating loss	$(8,713)	$(18,715)	$(20,851)	$(18,342)

FreightCar America, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
	2018	2017
	(In thousands)
Cash flows from operating activities

Net loss	$(14,912)	$(11,424)
Adjustments to reconcile net loss to net cash flows (used in) provided by operating activities:
Net proceeds from Shoals transaction	2,655	—
Depreciation and amortization	8,341	7,021
Recognition of deferred income from state and local incentives	(1,665)	(1,664)
Gain on sale of facility	(573)	—
Deferred income taxes	(4,840)	(7,489)
Stock-based compensation recognized	2,511	566
Other non-cash items, net	313	610
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(31,305)	6,699
Inventories	(14,465)	27,074
Inventory on lease	(32,228)	—
Other assets	406	1,795
Accounts and contractual payables	18,159	(2,424)
Accrued payroll and employee benefits	(449)	(955)
Income taxes receivable/payable	814	12,566
Accrued warranty	1,464	(444)
Other liabilities	(604)	(727)
Accrued pension costs and accrued postretirement benefits	(1,003)	(288)
Net cash flows (used in) provided by operating activities	(67,381)	30,916

Cash flows from investing activities

Purchase of restricted certificates of deposit	(4,952)	(6,106)
Maturity of restricted certificates of deposit	5,220	2,636
Purchase of securities held to maturity	(101,356)	(63,895)
Proceeds from maturity of securities	117,442	13,000
Cost of railcars available for lease	(5,119)	—
Purchases of property, plant and equipment	(1,107)	(613)
Proceeds from sale of property, plant and equipment and railcars available for lease	2,458	119
State and local incentives received	—	1,410
Net cash flows provided by (used in) investing activities	12,586	(53,449)

Cash flows from financing activities

Employee stock settlement	(117)	(19)
Cash dividends paid to stockholders	—	(3,351)
Net cash flows used in financing activities	(117)	(3,370)

Net decrease in cash and cash equivalents	$(54,912)	$(25,903)
Cash, cash equivalents and restricted cash equivalents at beginning of period	$87,788	$96,110
Cash, cash equivalents and restricted cash equivalents at end of period	$32,876	$70,207

INVESTOR & MEDIA CONTACT	Matthew S. Kohnke
TELEPHONE	(800) 458-2235